                                                                    Exhibit 10.2

                                                CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED: PAGES WHERE CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED "CONFIDENTIAL TREATMENT REQUESTED" AND APPROPRIATE SECTIONS, WHERE TEXT HAS BEEN OMITTED, ARE NOTED WITH "[CONFIDENTIAL TREATMENT REQUESTED]." AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                         6/10/97

                              RESEARCH AND DEVELOPMENT AGREEMENT

        THIS RESEARCH AND DEVELOPMENT AGREEMENT dated as of June 18, 1997 (the "Agreement"), is entered into between TREGA BIOSCIENCES, INC., a Delaware corporation ("TREGA"), having a place of business at 3550 General Atomics Court, San Diego, California 92121, U.S.A., and ONO PHARMACEUTICAL CO., LTD., a Japanese corporation ("ONO"), having a place of business at 1-5 Doshomachi, 2-chome, Chuo-ku, Osaka 541, Japan.

                              W I T N E S S E T H:

        WHEREAS, TREGA possesses pharmaceutical drug discovery technologies using certain combinatorial libraries, in vivo and in vitro assays, and synthesis and high-throughput screening technologies which, when applied, may reduce the time and expense of identifying and developing potentially useful compounds for the diagnosis, prevention, treatment and monitoring of diseases, states and conditions in humans, and has established certain technologies that may enable it to discover and identify orally active small molecules to modulate the production of [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] by specifically and selectively binding to melanocortin receptor 1.

        WHEREAS, ONO desires to have TREGA conduct a research program to attempt to identify such compounds, and to gather data and information which may be useful to develop such compounds for medical use in humans.

        WHEREAS, TREGA and ONO desire to utilize such technologies, compounds, assays, data and information resulting from such research program to develop and commercialize products for medical use in humans.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereby agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

        1.1 "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, greater than fifty

                                                CONFIDENTIAL TREATMENT REQUESTED


percent (50%) of the voting stock or other ownership interest of the other Person (or greater than forty percent (40%) in those jurisdictions where majority ownership by foreign Persons is prohibited), or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

        1.2 "Benchmarks" shall mean the benchmarks as set forth in Exhibit A attached to this Agreement. They are further defined as [CONFIDENTIAL TREATMENT REQUESTED] Benchmarks which shall mean the benchmarks at the [CONFIDENTIAL TREATMENT REQUESTED] following the Effective Date and as [CONFIDENTIAL TREATMENT REQUESTED] Benchmarks which shall mean the benchmarks at the [CONFIDENTIAL TREATMENT REQUESTED] following the Effective Date.

        1.3 "Development Period" shall mean that period of time commencing with ONO's choice of a Research Lead Compound for further pre-clinical and clinical development by it pursuant to Section 6.1 herein and ending upon the earlier of
(i) termination of this Agreement pursuant to Section 11.2 herein or (ii) marketing approval of Licensed Product in Japan.

        1.4 "Effective Date" shall mean the date of the execution of this Agreement by both parties as of the date written on the first page of this Agreement.

        1.5 "Europe" shall mean those member states of the European Union at the time of the first NDA approval in any such member state, Norway and Switzerland.

        1.6 "First Commercial Sale" shall mean, with respect to any Licensed Product, the first sale for use or consumption by the general public of such Licensed Product.

        1.7 "IND" shall mean an Investigational New Drug notification filed with the Koseisho, or its equivalent filed with the governing health authority in any other country in the ONO Territory.

        1.8 "Koseisho" shall mean the Japanese governmental agency responsible for the review and approval of therapeutic or diagnostic products intended for human use or its successor.

        1.9 "Licensed Products" shall mean those ethical pharmaceutical products comprised of, containing, or developed through the use of, or manufactured using any of the Research Lead Compounds or TREGA Post Research Period Compounds, whether modified, derivatized, or otherwise related thereto.

        1.10 "Modified Compound" shall mean with respect to the Research Period or thereafter any chemical substance prepared by ONO, which modulates the production of [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] by binding selectively to melanocortin receptor 1, using chemical synthesis through use of the TREGA Technology or

                                                CONFIDENTIAL TREATMENT REQUESTED


the TREGA Material including derivatives which are structurally similar to a TREGA Material in that it is a Homolog, Isomer, Bioisostere, Analog or derived from a TREGA Material requiring more than a [CONFIDENTIAL TREATMENT REQUESTED] transformation (e.g. (i) [CONFIDENTIAL TREATMENT REQUESTED]; (ii) [CONFIDENTIAL TREATMENT REQUESTED]; (iii) [CONFIDENTIAL TREATMENT REQUESTED]; (iv) [CONFIDENTIAL TREATMENT REQUESTED]; and (v) [CONFIDENTIAL TREATMENT REQUESTED]; "Analog" herein shall mean a substance differing from a TREGA Material by replacement of a [CONFIDENTIAL TREATMENT REQUESTED] by an analogous element (i.e. [CONFIDENTIAL TREATMENT REQUESTED] vice versa, one [CONFIDENTIAL TREATMENT REQUESTED] for another, a [CONFIDENTIAL TREATMENT REQUESTED], and [CONFIDENTIAL TREATMENT REQUESTED], or [CONFIDENTIAL TREATMENT REQUESTED] in an aromatic ring), "Bioisostere" herein shall mean the interchange of [CONFIDENTIAL TREATMENT REQUESTED], [CONFIDENTIAL TREATMENT REQUESTED], [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] group and other well established bioisosteric interchanges and "Homolog" herein shall mean a compound differing from a TREGA Material by a [CONFIDENTIAL TREATMENT REQUESTED] or [CONFIDENTIAL TREATMENT REQUESTED].

        1.11 "NDA" shall mean the application required to be filed with the Koseisho for approval to market a product for the treatment of humans or such other essentially equivalent product license application filed with the governing health authority in any other country.

        1.12 "Net Sales" shall mean, with respect to any Licensed Product, the invoiced sales price of such Product billed to independent customers who are not Affiliates, less to the extent included in the invoiced sales price, (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers (b) any deductions for spoiled, damaged, out-dated, and returned but not replaced Licensed Product; (c) actual contributions made by ONO to the Japanese Fund for Sufferers for Adverse Drug Events, but not to exceed [CONFIDENTIAL TREATMENT REQUESTED] of what would be Net Sales without giving effect to this section 1.12(b); (d) actual freight and insurance costs incurred in transporting such Licensed Product in final form to such customers; (e) cash, quantity and trade discounts and other price reduction programs; (f) sales, use, value-added and other direct taxes incurred; and (g) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Licensed Product in final form.

        1.13 "ONO Know-How" shall mean all information and data, which is possessed, owned by or licensed (other than by TREGA) to ONO during the Research Period and Development Period, is not generally known (including, but not limited to, formulae, procedures, protocols, techniques and results of pre-clinical and clinical experimentation and testing), and is necessary or useful to conduct screening or to develop, make, use, sell, offer for sale, import or seek regulatory approval in the TREGA Territory to market a Licensed Product; all to the extent and only to the



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


                                                CONFIDENTIAL TREATMENT REQUESTED


extent that ONO now has or hereafter will have the right to grant licenses, immunities or other rights thereunder. ONO Know-How shall exclude all information and data (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) related to the creation, assembly, generation, synthesis or manipulation of the ONO Libraries and compounds (other than those embodied in the Research Lead Compounds).

        1.14 "ONO Library" shall mean a collection of compounds owned by or licensed to ONO and submitted by ONO to TREGA for screening pursuant to Section
3.2 herein and accepted by TREGA for such purpose hereunder.

        1.15 "ONO Materials" shall mean any item provided hereunder by ONO to TREGA and its affiliates or to third parties at the behest of ONO.

        1.16 "ONO Mimetic Compound" shall mean a compound (other than Preclinical Lead Compound Candidates) which meets [CONFIDENTIAL TREATMENT REQUESTED] Benchmarks, modulates the production of [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] by binding selectively to melanocortin receptor 1 and is directly or indirectly conceived, designed, synthesized or developed by ONO, its Affiliates or (sub)licensees and incorporates, uses, is the result of, is based upon, is derived from or by use of, or is a by-product of the TREGA Technology or the ONO Technology or a biological receptor characterized in whole or in part by use of the TREGA Technology or the ONO Technology.

        1.17 "ONO Patent Rights" shall mean (a) all patent applications heretofore or hereafter filed or having legal force in any country owned by or licensed to ONO (other than by TREGA) or to which ONO otherwise acquires rights, which claim (i)any compounds identified, conceived or derived from or through the use of the ONO Libraries; or (ii) ONO Mimetic Compounds or (iii) the use or the manufacturing process of the compositions described in clauses (i) and (ii) above ; or (iv) the ONO Improvements pursuant to Section 10.1 herein, together with any and all patents that have issued or in the future issue therefrom, including utility, model and design patents and certificates of invention, and
(b) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; all to the extent and only to the extent that ONO now has or hereafter will have the right to grant licenses, immunities or other rights thereunder. Notwithstanding the foregoing, "ONO Patent Rights" shall exclude all technology, information, patent rights, methods, processes and all intellectual property rights related to the generation, assembly, synthesis, creation or manipulation of the ONO Libraries and compounds (other than the Research Lead Compounds) and iterations therefrom.

        1.18 "ONO Research and Development Results" shall mean the information and data resulting from work done solely by ONO, its

                                                CONFIDENTIAL TREATMENT REQUESTED


Affiliates, or Persons on behalf of ONO relating directly or indirectly to the Research Lead Compounds, during the Research Period and the Development Period including, but not limited to, work done to confirm or complement the Research Work in respect of the Research Lead Compounds and all pre-clinical, clinical, manufacturing, and formulation and evaluation work done in respect of the Research Lead Compounds and Licensed Products.

        1.19 "ONO Royalty Term" shall mean, with respect to each Licensed Product in each country in the ONO Territory, the period of time equal to [CONFIDENTIAL TREATMENT REQUESTED] until the expiration of the last TREGA Valid Patent Claim if the manufacture, use or sale of such Licensed Product in such country was covered by a TREGA Valid Patent Claim, the term for which such TREGA Valid Patent Claim was in effect and would, if in an issued patent, be infringed but for the license granted by this Agreement.

        1.20 "ONO Technology" shall mean, collectively, the ONO Patent Rights, the ONO Know-How, and the ONO Research and Development Results.

        1.21 "ONO Territory" shall mean the countries of Japan, Taiwan, China and South Korea.

        1.22 "ONO Valid Patent Claim" shall mean either (a) a claim of an issued and unexpired patent included within the ONO Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the ONO Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

        1.23 "Person" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

        1.24 "Preclinical Lead Compound Candidate" shall mean any and all compounds satisfying the [CONFIDENTIAL TREATMENT REQUESTED] Benchmarks which modulate the production of [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] by binding selectively to melanocortin receptor 1 and which TREGA presents in accordance with Sections 3.1 and 3.3 herein without prejudice to ONO's right provided in Section 3.3.2 herein.

        1.25   "Research Lead Compound" shall mean, collectively,



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



Preclinical Lead Compound Candidates, Modified Compounds, ONO Mimetic Compounds and TREGA Post-Research Period Compounds.

        1.26 "Research Period" shall mean the period commencing on the Effective Date and expiring on the second anniversary thereof, subject to ONO's earlier right of termination set forth in Section 11.2.2, and further subject to extension upon mutual agreement of the parties.

        1.27 "Research Work" shall mean the screening, testing, evaluation, and other activities conducted solely by TREGA, its Affiliates, or Persons acting on behalf of TREGA during the Research Period, as set forth in the Research Plan attached hereto as Exhibit A as hereafter modified.

        1.28 "Third Party" shall mean any Person other than TREGA, ONO and their respective Affiliates.

        1.29 "TREGA Assays" shall mean those certain assays and the protocols, data, methods, information, know-how and materials relating thereto which are owned by or licensed to TREGA as of the Effective Date or during the Research Period, as listed on Exhibit A hereto and hereafter modified.

        1.30 "TREGA Know-How" shall mean the information and data which is possessed, owned by or licensed (other than by ONO) to TREGA during the Research Period and Development Period, is not generally known (including, but not limited to, formulae, procedures, protocols, techniques, and results of experimentation and testing), and is necessary or useful to conduct screening or to develop, make, use, sell, offer for sale, import, or seek regulatory approval to market a Licensed Product in the ONO Territory; all to the extent and only to the extent that TREGA now has or hereafter acquires the right to grant licenses, immunities, or other rights thereunder. TREGA Know-How shall exclude all information and data (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) related to the creation, assembly, generation, synthesis or manipulation of the TREGA Libraries and compounds (other than those embodied in the Research Lead Compounds).

        1.31 "TREGA Libraries" shall mean those certain synthetic compound libraries owned by or licensed to TREGA as of the Effective Date and during the Research Period, each of which comprises a group of compounds having defined permutations of one or more selected structural components of such compounds; all to the extent and only to the extent that TREGA now has or hereafter will have the right to grant licenses, immunities or other rights to ONO thereunder; provided however, that TREGA Libraries shall not include (a) libraries initially developed by Third Parties without a license from TREGA or its Affiliates or licensees, using means other than those used by TREGA prior to the Effective Date, and which are acquired by TREGA as part of the acquisition of such



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


                                                CONFIDENTIAL TREATMENT REQUESTED


Third Party's on-going business; nor (b) any TREGA libraries that have been or are hereafter developed by TREGA in the first instance as an internal or external custom project under a written agreement with a Third Party which provides that such Third Party shall have the exclusive rights to such custom library.

        1.32 "TREGA Materials" shall mean any item provided hereunder by TREGA to ONO and its Affiliates or to Third Parties by TREGA at the behest of ONO.

        1.33 "TREGA Post-Research Period Compound" shall mean a compound (other than Preclinical Lead Compound Candidates) which meets [CONFIDENTIAL TREATMENT REQUESTED] Benchmarks and modulates the production of [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] by binding selectively to melanocortin receptor 1, is directly or indirectly conceived, designed, synthesized or developed by TREGA or its Affiliates within [CONFIDENTIAL TREATMENT REQUESTED] years after the Research Period and incorporates, uses, is the result of, is based upon, is derived from or by use of, or is a by-product of the TREGA Technology or the ONO Technology or a biological receptor characterized in whole or in part by use of the TREGA Technology or the ONO Technology but only to the extent that TREGA has the right to sublicense the same.

        1.34 "TREGA Patent Rights" shall mean (a) all patent applications heretofore or hereafter filed or having legal force in any country owned by or licensed to TREGA (other than by ONO) or to which TREGA otherwise acquires rights, which claim (i) the TREGA Assays, the TREGA Libraries, or any compounds identified, conceived or derived from or through the use of such TREGA Assays or TREGA Libraries; or (ii) TREGA Post-Research Period Compounds; or (iii) the use or the manufacturing process of the compositions described in clauses (i) and
(ii) above or (iv) TREGA Improvements pursuant to Section 10.1 herein, together with any and all patents that have issued or in the future issue therefrom, including utility, model and design patents and certificates of invention, and
(b) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; all to the extent and only to the extent that TREGA now has or hereafter will have the right to grant licenses, immunities or other rights thereunder. Notwithstanding the foregoing, "TREGA Patent Rights" shall exclude all technology, information, patent rights, methods, processes and all intellectual property rights related to the generation, assembly, synthesis, creation or manipulation of the TREGA Libraries and compounds (other than the Research Lead Compounds) and iterations therefrom.

        1.35 "TREGA Research Results" shall mean the information and data resulting from the Research Work done solely by TREGA, its Affiliates or Persons on behalf of TREGA relating directly or indirectly to the Research Lead Compounds during the Research Period; all to the extent and only to the extent that TREGA now has or hereafter acquires the right to grant licenses, immunities, or other rights thereunder. TREGA Research Results shall exclude

                                                CONFIDENTIAL TREATMENT REQUESTED


all information and data (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) related to the creation, assembly, generation, synthesis or manipulation of TREGA Libraries and compounds (other than those embodied in Research Lead Compounds).

        1.36 "TREGA Royalty Term" shall mean, with respect each Licensed Product in each country in the TREGA Territory, the period of time equal to [CONFIDENTIAL TREATMENT REQUESTED] until the expiration of the last ONO Valid Patent Claim if the manufacture, use or sale of such Licensed Product in such country was covered by an ONO Valid Patent Claim, the term for which such ONO Valid Patent Claim was in effect and would, if in an issued patent, be infringed but for the license granted by this Agreement.

        1.37 "TREGA Technology" shall mean, collectively, the TREGA Patent Rights, the TREGA Know-How and the TREGA Research Results.

        1.38 "TREGA Territory" shall mean all of the countries of the world not included in the ONO Territory or Europe.

        1.39 "TREGA Valid Patent Claim" shall mean either (a) a claim of an issued and unexpired patent included within the TREGA Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the TREGA Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

        Each party hereby represents and warrants to the other party as follows:

        2.1 Existence and Power. Such party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction where it is organized; (b) has the requisite power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted, and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a



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



material adverse effect on the properties, business, financial or other condition of such party and would not materially adversely affect such party's ability to perform its obligations under this Agreement.

        2.2 Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

        2.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

        2.4 No Conflict. The execution and delivery of this Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

        2.5 DISCLAIMER OF WARRANTIES.

        2.5.1 NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION WITHIN EITHER PARTY'S PATENT RIGHTS, THAT ANY PATENT WITHIN EITHER PARTY'S PATENT RIGHTS WHICH ISSUES WILL BE VALID, OR THAT THE USE OF ANY EITHER PARTY'S MATERIALS OR ANY EITHER PARTY'S TECHNOLOGY WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY OTHER PERSON.

        2.5.2 THE TREGA MATERIALS ARE PROVIDED BY TREGA "AS IS" AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. IN NO EVENT WILL TREGA OR ANY OF ITS THIRD PARTY LICENSORS WHOSE TECHNOLOGY IS UTILIZED IN PROVIDING TREGA MATERIALS HEREUNDER BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THE LICENSE RIGHTS BY ONO HEREUNDER OR USE OF THE TREGA MATERIALS OR ANY LICENSED PRODUCTS.

        2.5.3 THE ONO MATERIALS ARE PROVIDED BY ONO "AS IS" AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY,



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
                                                CONFIDENTIAL TREATMENT REQUESTED


FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. IN NO EVENT WILL ONO OR ANY OF ITS THIRD PARTY LICENSORS WHOSE TECHNOLOGY IS UTILIZED IN PROVIDING ONO LIBRARIES HEREUNDER BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THE LICENSE RIGHTS BY TREGA HEREUNDER OR USE OF THE ONO MATERIALS OR ANY LICENSED PRODUCTS.

        2.6 TREGA hereby represents that it has acquired a non-exclusive license to a U.S. patent entitled DNA Encoding Melanocyte Stimulating Hormone Receptor (Cone et al. No.5,532,347) and a patent application entitled Mammalian Melanocyte Stimulating Hormone Receptors and Uses
(Cone et al WO93/21316), subject to the limitation set forth in Sections
5.1 and 5.2.


                                    ARTICLE 3

                             TREGA RESEARCH PROGRAM

        3.1 Research Work. During the Research Period, TREGA shall perform the Research Work set forth in the Research Plan, in an effort to identify Preclinical Lead Compound Candidates by using reasonable efforts comparable to those used for TREGA's original research programs. TREGA shall not screen libraries for ONO or deliver compounds therefrom or any other items to ONO which would subject ONO to any obligations other than those set forth in the Agreement without express written consent of ONO.

        3.2 Supply of ONO Libraries. ONO shall supply TREGA with up to two ONO Libraries within 4 months after the Effective Date.

        3.3    Research Lead Compounds.

        3.3.1 TREGA shall provide ONO with such reasonable quantity of any Preclinical Lead Compound Candidate during the Research Period as determined by the Management Committee together with the TREGA Research Results pertaining thereto, provided that ONO shall not request a quantity of such Compound exceeding TREGA's capability. ONO shall provide TREGA with the ONO Research and Development Results pertaining to any Preclinical Lead Compound Candidate, Modified Compound and/or ONO Mimetic Compound during the term of this Agreement. A reasonable quantity of such Modified Compound and/or ONO Mimetic Compound shall be provided to TREGA as determined by the Management Committee, for the purpose of testing it only to confirm the ONO Research and Development Results.

        3.3.2 ONO shall be entitled to request that TREGA provides ONO with such reasonable quantity of a compound, as determined by the Management Committee, satisfying the [CONFIDENTIAL TREATMENT REQUESTED] Benchmarks for the purpose of testing it only to confirm the TREGA Research



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



Results, provided that ONO shall not request a quantity of such Compound exceeding TREGA's capability.

        3.4 Research Reports. Not later than 10 days following each month during the Research Period, TREGA shall prepare and provide ONO with a brief written research report, in reasonable detail describing the work performed and the results obtained during such month.

        3.5 Shipment of TREGA or ONO Materials.

        3.5.1 Each shipment of the TREGA Materials or the ONO Materials under this Agreement, whether Research Lead Compounds, or other items shall be governed by the terms of this Agreement. None of the terms or conditions of any order, invoices or similar instruments shall be applicable, except those specifying quantity, delivery dates, designated carrier, special supply instructions and invoice information, if any.

        3.5.2 Title and risk of loss and damage to the TREGA Materials shall pass to ONO upon release to ONO's designated carrier or, in the absence of such designation by ONO, to a carrier designated by TREGA, subject to the provisions of indemnity set forth in Article 12 hereto. Title and risk of loss and damage to the ONO Materials shall pass to TREGA upon release to TREGA's designated carrier or, in the absence of such designation by TREGA, to a carrier designated by ONO, subject to the provisions of indemnity set forth in Article 12 hereto.

        3.6 Restrictions on Use.

        3.6.1 ONO shall have the right to test and evaluate the TREGA Materials to confirm TREGA Research Results. ONO shall not, directly or indirectly, use, modify or expand the TREGA Materials (other than the Research Lead Compounds pursuant to Article 5) for any purpose other than as set forth in this Agreement, or otherwise use them to build libraries, or authorize, cause or assist in any way any Person in any of the foregoing.

        3.6.2 TREGA shall have the right to test and evaluate the ONO Materials to confirm the ONO Research and Development Results. TREGA shall not, directly or indirectly, use, modify or expand the ONO Materials (other than the Research Lead Compounds pursuant to Article 5) for any purpose other than as set forth in this Agreement, or otherwise use them to build libraries, or authorize, cause or assist in any way any Person in any of the foregoing.

        3.6.3 Notwithstanding anything to the contrary in this Agreement, TREGA shall be the sole owner of all TREGA Libraries and TREGA
Technology. TREGA shall have the sole right to prepare, file, prosecute, maintain and abandon patents and patent applications on the TREGA
Technology. Nothing herein shall be deemed to grant to ONO rights in the TREGA Materials or the TREGA Technology, except as expressly licensed to ONO hereunder. ONO shall not, directly or indirectly, (i) claim ownership to the TREGA Materials or to the TREGA Technology, or (ii) transfer the TREGA Materials or TREGA Technology to any Person other than to employees and consultants of ONO who are working on activities directly related to this Agreement. Within thirty (30) days after the expiration or earlier termination of the Research Period, ONO shall return all unused TREGA Materials to TREGA.

        3.6.4 Notwithstanding anything to the contrary in this Agreement, ONO shall be the sole owner of all ONO Materials and ONO Technology. ONO shall have the sole right to prepare, file, prosecute, maintain and abandon patents and patent applications on the ONO Technology. Nothing herein shall be deemed to grant to TREGA rights in the ONO Materials or the ONO Technology, other than as expressly set forth in this Agreement. TREGA shall not, directly or indirectly,
(i) claim ownership to the ONO Materials or to ONO Technology, or (ii) transfer the ONO Materials or the ONO Technology to any Person other than to employees and consultants of TREGA who are working on activities directly related to this Agreement. Within thirty (30) days after the expiration or earlier termination of the Research Period, TREGA shall return all unused ONO Materials to ONO.

        3.6.5 ONO UNDERSTANDS THAT THE TREGA MATERIALS ARE EXPERIMENTAL IN NATURE, ARE FOR RESEARCH USE ONLY AND HAVE NOT BEEN APPROVED FOR USE IN THE DIAGNOSIS OR TREATMENT OF HUMANS OR ANIMALS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, ONO SHALL NOT ADMINISTER THE TREGA MATERIALS TO HUMANS IN ANY MANNER OR FORM.

        3.6.6 TREGA UNDERSTANDS THAT THE ONO MATERIALS ARE EXPERIMENTAL IN NATURE, ARE FOR RESEARCH USE ONLY AND HAVE NOT BEEN APPROVED FOR USE IN THE DIAGNOSIS OR TREATMENT OF HUMANS OR ANIMALS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, TREGA SHALL NOT ADMINISTER THE ONO MATERIALS TO HUMANS IN ANY MANNER OR FORM.

        3.7 Management Committee. There shall be established a Management Committee comprised of four representatives, two of whom shall be chosen from time to time by ONO and two of whom shall be chosen from time to time by TREGA to discuss between the parties hereto with respect to progress, direction and/or modification of the Research Plan. Management Committee meetings shall (i) be convened in person once each quarter during the Research Period and once each year during the Development Period, or as otherwise reasonably requested by either party hereto, (ii) take place alternating at between San Diego or Osaka,
(iii) be chaired by a representative of a party of the meeting place and (iv) be participated in by the members of the Committee, provided, however, that each party may have such other of its employees and consultants participate in the meeting as may be required to adequately address the specific topics of the meeting. The agenda of the meeting shall be coordinated between the parties and established at least two (2) weeks prior to the meeting. In the

                                                CONFIDENTIAL TREATMENT REQUESTED


event that a party wishes to present to the other party the TREGA Research Results or the ONO Research and Development Results, such party shall furnish the other with such results, to the extent available, at least two (2) weeks prior to the meeting. A draft of meeting minutes reflecting matters addressed at such meeting shall be prepared by the party of the meeting place and provided to the other for its review and comments. Such minutes shall be considered accurate only upon signing by representatives of both parties. The parties acknowledge that such Committee meeting is not authorized to make any decision of the parties with regard to any material issues including but not limited to modification of Benchmarks which shall only be authorized by such executed minutes of the meeting or any other written form. A party may authorize alternate members to act in the place of members of the Management Committee due to their absence or other unavailability. The initial meeting of the Management Committee shall be convened approximately one (1) month following the Effective Date.


                                    ARTICLE 4

                                     FUNDING

        4.1 Funding.

        4.1.1 ONO shall pay to TREGA the following nonrefundable, non-creditable amounts at the times indicated below. During the Research Period within forty-five (45) days following the end of each six (6) month period, TREGA shall provide ONO with a written report summarizing in reasonable detail the expenses used for the Research Work incurred by TREGA during such six (6) month period for ONO's tax purposes. The amount of expense so reported shall have no effect on ONO's obligation to make the payments set forth below at the times indicated.

(a) within ten (10) days of the                               US $ [CONFIDENTIAL
Effective Date                                                         TREATMENT
                                                                      REQUESTED]
(b) within 30 days of the Effective Date                      US $ [CONFIDENTIAL
for Research Work to be done during the                                TREATMENT
initial 12 months by TREGA under this                                 REQUESTED]
Agreement,

(c) within 30 days of the first                               US $ [CONFIDENTIAL
anniversary of the Effective Date for                                  TREATMENT
Research Work to be done during the                                   REQUESTED]
second 12 months by TREGA under this
Agreement

(d) a one time payment upon commencement                      US $ [CONFIDENTIAL
by or on behalf of ONO of GLP non-                                     TREATMENT
clinical studies with a Research Lead                                 REQUESTED]
Compound

                                                CONFIDENTIAL TREATMENT REQUESTED


(e) a one time payment upon commencement                      US $ [CONFIDENTIAL
by or on behalf of ONO of enrollment in a                              TREATMENT
Phase IIb clinical study with a Research                              REQUESTED]
Lead Compound

(f) a payment in respect of each TREGA                        US $ [CONFIDENTIAL
Post Research Period Compound, on a                                    TREATMENT
product by product basis, upon the                                    REQUESTED]
commencement of enrollment in an initial
Phase IIb clinical study

(g) a payment in respect of each Licensed                     US $ [CONFIDENTIAL
Product, on a product by product basis,                                TREATMENT
upon the commencement of enrollment in                                REQUESTED]
the initial Phase III clinical study in
Japan

(h) a payment in respect of each Licensed                     US $ [CONFIDENTIAL
Product, on a product by product basis,                                TREATMENT
upon the submission of an NDA in Japan                                REQUESTED]

(i) a payment in respect of each Licensed                     US $ [CONFIDENTIAL
Product, on a product by product basis,                                TREATMENT
upon each NDA approval (and NHI price                                 REQUESTED]
listing) in Japan


        4.2 Royalties Payable by ONO. During the ONO Royalty Term, ONO shall pay to TREGA royalties on Net Sales in the ONO Territory by ONO, its Affiliates and
(sub)licensees (i) equal to [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of each Licensed Product containing a Preclinical Lead Compound Candidate unless it is a Modified Compound derived from a TREGA Library, and (ii) equal to [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of each Licensed Product containing a Preclinical Lead Compound Candidate derived from an ONO Library, a Modified Compound, or an ONO Mimetic Compound. ONO, its Affiliates and
(sub)licensees shall not accept any consideration for the sale of Licensed Products which is not expressly stated in the invoice for such Licensed Products billed to independent customers who are not Affiliates.

        4.3 Royalties Payable by TREGA. During the TREGA Royalty Term, TREGA shall pay to ONO royalties on Net Sales in the TREGA Territory by TREGA, its Affiliates and (sub)licensees, equal to [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of each Licensed Product containing a Preclinical Lead Compound Candidate derived from an ONO Library, a Modified Compound, or an ONO Mimetic Compound. TREGA, its Affiliates, and (sub)licensees shall not accept any consideration for the sale of such Licensed Products which is not expressly stated in the invoice for such Licensed Products billed to independent customers who are not Affiliates.

        4.4    Royalty Reduction.  Notwithstanding the provisions of Sections
4.2 and 4.3, the royalty rate for a Licensed Product shall be reduced on a country by country basis by [CONFIDENTIAL TREATMENT REQUESTED]

                                                CONFIDENTIAL TREATMENT REQUESTED


at the time of expiration or invalidation of such other party's Valid Patent Claims covering such Licensed Product as far as generic versions of such Licensed Product do not attain aggregate unit sales volume equal to [CONFIDENTIAL TREATMENT REQUESTED] of the Licensed Product. At such time during the TREGA Royalty Term or the ONO Royalty Term, as the case may be, that generic versions of a Licensed Product attain aggregate unit sales volume equal to [CONFIDENTIAL TREATMENT REQUESTED] of the Licensed Product in a particular country of such party's Territory following the expiration or invalidation of all Valid Patent Claims in such country, the applicable royalty rate for the Licensed Product shall be eliminated.


                                    ARTICLE 5

                                GRANT OF LICENSES

        5.1 ONO Research and Development License. Subject to the terms and conditions of this Agreement, TREGA hereby grants to ONO a worldwide royalty-free, nonexclusive license, under the TREGA Technology (but not with respect to products intentionally designed to [CONFIDENTIAL TREATMENT REQUESTED] to test, evaluate, and develop the Research Lead Compounds during the Research Period and the Development Period, solely for the purpose of (a) performing confirmatory and complementary work to the Research Work, (b) evaluating its interest in Preclinical Lead Compound Candidates, and (c) performing its development obligations hereunder. ONO may not grant sublicenses under such license to any Third Party without the prior written consent of TREGA.

        5.2 ONO Commercialization License. Subject to the terms and conditions of this Agreement, TREGA hereby grants to ONO during the term of this Agreement an exclusive, royalty-bearing license within the ONO Territory under the TREGA Technology (but not with respect to products intentionally designed to [CONFIDENTIAL TREATMENT REQUESTED], to the extent necessary to avoid infringement, to test any and all Research Lead Compounds and Licensed Products for the purpose of filing an NDA and to make, have made, use and sell the Licensed Products within the ONO Territory. The foregoing license shall include the right to grant sublicenses, subject to the terms and conditions of this Agreement. ONO hereby agrees to remain liable for performance under this Agreement by all such sublicensees. TREGA acknowledges that, subject to the terms and conditions of this Agreement, a senyo jisshiken (an exclusive license under the patent law of Japan) is granted hereby to ONO under the TREGA Patent Rights to the extent such TREGA Patent Rights include patents issued in Japan covering Research Lead Compounds or Licensed Products. Such senyo jisshiken will be registered in the Japanese Patent Office under Article 77 of Patent Law of Japan. ONO at its expense shall undertake such registration upon issuance of such TREGA Patent Rights in Japan. TREGA shall at ONO's request sign legal documents reasonably requested by Ono for such purpose after having provided to TREGA English language translations thereof. The foregoing senyo jisshiken shall not be construed to cause the parties to be joint owners under Article 73 of the Patent Law of Japan.

        5.3 TREGA Research and Development License. Subject to the terms and conditions of this Agreement, ONO hereby grants to TREGA a worldwide, royalty-free, nonexclusive license under the ONO Technology to test, evaluate, and use the ONO Libraries during the Research Period and to test, evaluate, use, and develop compounds therefrom during the Development Period, solely for the purpose of (a) performing the Research Work and (b) performing its obligations hereunder. TREGA may not grant sublicenses under such license to any Third Party without the prior written consent of ONO.

        5.4 TREGA Commercialization License. Subject to the terms and conditions of this Agreement, ONO hereby grants to TREGA during the term of this Agreement an exclusive, royalty-bearing license within the TREGA Territory under the ONO Technology to the extend necessary to avoid infringement, to test any and all Research Lead Compounds and Licensed Products for the purpose of filing an NDA and to make, have made, use and sell the Licensed Products within the TREGA Territory. The foregoing licenses shall include the right to grant sublicenses, subject to the terms and conditions of this Agreement. TREGA hereby agrees to remain liable for performance under this Agreement by all such sublicensees.

        5.5 Joint License. The parties hereto agree that they shall jointly develop Licensed Products of their mutual choosing for manufacture, sale, and use in Europe and shall reasonably cooperate to reach mutual decisions with regard to such development. In this regard, the parties agree to cooperate to seek a single (sub)licensee for development and/or marketing of such Licensed Product. The parties hereto shall share equally in any consideration derived therefrom, including, but not limited to, license fees and/or milestone payments, or any other form of payment of a similar nature, and royalty payments. The parties hereto further agree to discuss in good faith and to negotiate cooperatively to reach agreement on such other terms and conditions of such joint development and commercialization in Europe as may be necessary or desirable.

        5.5.1 Joint Development License to ONO. Subject to the terms and conditions of this Agreement, TREGA hereby grants to ONO during the term of this Agreement a co-exclusive (with TREGA) paid-up license in Europe under the TREGA Technology, to the extent necessary to avoid infringement, to test any and all Research Lead Compounds and Licensed Products for the purpose of jointly developing such Research Lead Compounds and Licensed Products with TREGA, filing an NDA with respect thereto, and to make, have made, use, and sell Licensed Products in Europe.

        5.5.2  Joint Development License to ONO.  Subject to the

                                                CONFIDENTIAL TREATMENT REQUESTED


terms and conditions of this Agreement, ONO hereby grants to TREGA during the term of this Agreement a co-exclusive (with ONO) paid-up license in Europe under the ONO Technology, to the extent necessary to avoid infringement, to test any and all Research Lead Compounds and Licensed Products for the purpose of jointly developing such Research Lead Compounds and Licensed Products with ONO, filing an NDA with respect thereto, and to make, have made, use, and sell Licensed Products in Europe.

        5.6 Non-exclusive License on Improvements. Each party shall grant a non-exclusive license to the other party within such other party's Territory under such party's patents and patent applications relating to such party's Improvements. Considerations for such non-exclusive license under this Section
5.6 shall be discussed in good faith based on the value of such Improvements.

        5.7 Option to Acquire TREGA Post Research Period Compounds. During the [CONFIDENTIAL TREATMENT REQUESTED] year period commencing with the end of the Research Period, any TREGA Post Research Period Compounds, as to which TREGA has rights to grant an exclusive license in the ONO Territory, shall be presented to ONO, and promptly thereafter TREGA shall provide to ONO a reasonable quantity of such TREGA Post Research Period Compounds as determined by the Management Committee together with any data and information relating to such TREGA Post Research Period Compounds for consideration under this Section 5.7. Following presentation, ONO shall have [CONFIDENTIAL TREATMENT REQUESTED] months during which to give notice to TREGA that such TREGA Post Research Period Compounds shall be deemed to be a Preclinical Lead Compound Candidate hereunder, provided, however, that ONO may extend such period, with the prior written consent of TREGA. If such Compound is deemed by ONO to be a Preclinical Lead Compound Candidate, Ono shall receive such Preclinical Lead Compound Candidate subject to all the terms and conditions of this Agreement, except as expressly set forth below, namely: (i) ONO shall pay [CONFIDENTIAL TREATMENT REQUESTED] to TREGA upon designation of such compound as a Preclinical Lead Compound Candidate in lieu of any payment under Section 4.1.1(d) herein; (ii) if such compound is the second deemed Preclinical Lead Compound Candidate under this Section 5.7, the payment set forth in clause (i) above shall be [CONFIDENTIAL TREATMENT REQUESTED], and if such compound is the third or any subsequent deemed Preclinical Lead Compound Candidate, the payment set forth in clause (i) above shall be [CONFIDENTIAL TREATMENT REQUESTED] each; and (iii) the territory of ONO's license rights to such deemed Preclinical Lead Compound Candidates shall be limited to the ONO Territory and rights in Europe granted to ONO in Section
5.5 shall not apply to any TREGA Post Research Period Compound.

        5.8 Termination for Failure to Commercialize.

        5.8.1 At the time of [CONFIDENTIAL TREATMENT REQUESTED] in respect of a Licensed Product in the ONO Territory, any licenses granted to ONO by TREGA pursuant to Section 5.2 under the TREGA Technology related to any other Research Lead Compounds which have not been actively developed for purposes of [CONFIDENTIAL TREATMENT REQUESTED] in the ONO Territory for

                                                CONFIDENTIAL TREATMENT REQUESTED


more than [CONFIDENTIAL TREATMENT REQUESTED] months shall revert to TREGA automatically without further action by TREGA. At the time of [CONFIDENTIAL TREATMENT REQUESTED], ONO shall inform TREGA as to which Research Lead Compounds there has been no such activity for a period of [CONFIDENTIAL TREATMENT REQUESTED] months. Further, if at any time ONO suspends development of all Research Lead Compounds for a period of at least [CONFIDENTIAL TREATMENT REQUESTED] months without any reasonable justification which is acceptable to TREGA, all licenses granted to ONO pursuant to Section 5.2 shall revert to TREGA automatically without further action by TREGA.

        5.8.2 At the time of [CONFIDENTIAL TREATMENT REQUESTED] in respect of a Licensed Product in the TREGA Territory, any licenses granted to TREGA by ONO pursuant to Section 5.4 under the ONO Technology related to any other Research Lead Compounds which have not been actively developed for purposes of [CONFIDENTIAL TREATMENT REQUESTED] in the TREGA Territory for more than [CONFIDENTIAL TREATMENT REQUESTED] months shall revert automatically to ONO without further action by ONO. At the time of any NDA filing, TREGA shall inform ONO as to which Research Lead Compounds there has been no such activity for a period of [CONFIDENTIAL TREATMENT REQUESTED] months. Further, if at any time TREGA suspends development of all Research Lead Compounds derived from ONO Libraries for a period of at least [CONFIDENTIAL TREATMENT REQUESTED] months without any reasonable justification which is acceptable to ONO, all licenses granted to TREGA pursuant to Section 5.4 to ONO Libraries shall revert to ONO automatically without further action by ONO.

        5.9 No Third Party License. Each party hereby represents to the other that it will not present to the other any Research Lead Compound or derivative pursuant to Section 3.3, as to which it has previously granted rights to an Affiliate or Third Party or then is undertaking a bona fide effort to develop.

        5.10 TREGA Reservation of Rights. Notwithstanding anything to the contrary in this Agreement, TREGA expressly reserves the right for itself, and the right to grant to Affiliates and Third Parties the right, to use the TREGA Technology and the TREGA Materials for research, screening, testing and evaluation purposes.

        5.11 ONO Reservation of Rights. Notwithstanding anything to the contrary in this Agreement, ONO expressly reserves the right for itself, and the right to grant to Affiliates and Third Parties the right, to use the ONO Materials and the ONO Technology for research, screening, testing and evaluation purposes.


                                    ARTICLE 6

                             DEVELOPMENT OF PRODUCTS

        6.1 ONO Development and Commercialization Efforts. In the event ONO decides to commence Good Laboratory Practice ("GLP") pre-clinical studies pursuant to Section 6.1.2 herein, it thereafter shall use its reasonable good faith efforts (a) to conduct such further research and development activities as may be necessary or desirable to develop such Research Lead Compounds, (b) to conduct such preclinical and human clinical testing as necessary or desirable to obtain all regulatory approvals to manufacture, use and sell such Research Lead Compounds as ONO determines are commercially feasible, and (c) to diligently file and prosecute such NDA with the applicable regulatory authorities to seek all necessary approvals to manufacture, use and sell such Research Lead Compounds in such countries of the ONO Territory as ONO determines are commercially feasible, and (d) to commence marketing as soon as commercially practicable, and to diligently market thereafter, each Research Lead Compound in each country in which it has obtained all necessary regulatory approvals therefor. ONO shall be responsible for funding the costs of all such research, development, pre-clinical and clinical trials, regulatory approval and commercialization of Licensed Products.

               6.1.1 ONO shall initiate testing a Preclinical Lead Compound Candidate promptly after its receipt of a quantity of such Compound in accordance with Section 3.3 and shall diligently conduct such tests using reasonable efforts comparable to those used for ONO's original research program in order to determine its interest to commence GLP pre-clinical studies in preparation for human clinical testing. ONO shall further furnish TREGA with the ONO Research and Development Results related to such Preclinical Lead Compound Candidate as soon as they become available. ONO shall notify TREGA within a reasonable period of time whether or not ONO will commence GLP pre-clinical studies with such Preclinical Lead Compound Candidate. ONO may also decide that a Preclinical Lead Compound Candidate is subject to further modification, derivatization or optimization, by ONO or through the use of ONO's own technology by ONO's reasonable determination that Preclinical Lead Compound Candidate is not commercially sufficient to develop and market in the ONO Territory. ONO shall conduct such modification, derivatization or optimization at its own discretion and expense and shall continue to provide TREGA with the results related thereto.

        6.1.2 In the event that ONO decides to commence GLP pre-clinical studies with a Research Lead Compound and/or Licensed Product for the purpose of filing an NDA with it in the ONO Territory, ONO shall provide TREGA from time to time with its development plan as it changes. ONO shall further, at its own expenses, use its reasonable best efforts comparable to other development programs of its own to perform GLP pre- clinical and clinical studies for such purpose, to file an NDA and/or to commence its marketing promptly after obtaining its approval of the NDA in the ONO Territory.

        6.1.3 At any time during the course of ONO's development pursuant to the provision of Section 6.1.2 above, ONO may decide to i) terminate this Agreement pursuant to Section 11.2.3, or ii) substitute such development for other Research Lead Compounds and/or Licensed Products.
In the event that ONO decides to proceed with the development of such other Research Lead Compounds and/or Licensed Products, ONO shall conduct its development in compliance with the provision of this Section 6.1.

        6.2 TREGA Development and Commercialization Efforts. TREGA shall at its own expenses use its reasonable efforts comparable to other development programs of its own to perform, or shall seek a partner or a (sub)licensee to have it perform, GLP pre-clinical and clinical studies with a Research Lead Compound and/or Licensed Product, to file an NDA with it and commence its marketing promptly after obtaining its approval of the NDA in the TREGA Territory.

        6.3 Cooperation between the Parties for Commercialization of the Research Lead Compounds and/or Licensed Products.

        6.3.1 To the extent feasible and consistent with the parties' intended indications, each party shall endeavor to consult with each other to perform GLP pre-clinical and clinical studies with an identical Research Lead Compound and/or Licensed Product for commercialization in its own Territory.

        6.3.2 The parties hereto agree that each party and its Affiliates shall consult with the other party, and shall endeavor to accept the other party's suggestions, in the preparation of protocols for GLP pre- clinical and clinical studies so as to allow such studies to be utilized by the other party's NDA in its Territory and to avoid performing such studies in duplicate, taking into account discussions taking place at International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use, provided, however, that the party performing such studies shall be entitled to make the final decision on the protocols of such studies. In the event that TREGA's (sub)licensees in the territories of U.S.A. and/or Canada conducts such GLP pre-clinical and clinical studies, TREGA shall endeavor to arrange discussions between ONO and such TREGA's (sub)licensees for the purpose of the provision of this Section.

        6.3.3 In the event that each party utilizes, for its NDA in its Territory, the results and data of GLP pre-clinical studies, pharmacokinetic studies, toxicology studies, clinical studies, and other studies related to development and commercialization that have been developed by the other party or such other party's Affiliates or (sub)licensees then such party shall reimburse the party performing such study for a part of the expenses that such other party expended in proportion to the size of its Territory and the degree to which such study was used. In making such calculation Japan, Korea, Taiwan and China shall be considered one-third of the world, Europe shall be considered one-third of the world and the remaining countries of the world shall be considered one-third of the world. Only those results and data that allow a party, in connection with the pursuit of its NDA, to avoid repeating work already done by the other party hereto shall be deemed to be used under this Section 6.3.3. Results and data submitted, which do not comprise a fundamental portion of a party's NDA, but which are relied upon or provided for informational purposes or in support of safety shall not be deemed to have been used hereunder. Subject to the provision of this Section, the parties shall freely share all studies, results, and data arising by virtue of their activities in connection with this Agreement.

        6.4 Records. ONO and TREGA shall maintain records, in sufficient detail and in good scientific manner appropriate for product approval and patent purposes, which shall reflect all work done and results achieved in the performance of their respective research and development activities regarding the Research Lead Compounds and/or Licensed Products(including all data in the form required under all applicable laws and regulations).

        6.5 Reports. In addition to any other research reports due under this Agreement, during the term of this Agreement, each party shall prepare and deliver to the other party every six (6) months written reports which shall describe, in reasonably sufficient detail, information to update the prior report filed hereunder with respect to the Research Lead Compounds and/or Licensed Products under active development for filing an NDA in their respective Territories, including without limitation, (a) a summary of respective research and development performed to date, the work-in-progress and the current schedule of anticipated events or milestones employing respective Research Results, (b) the progress of the testing in human clinical trials, (c) the status of obtaining the necessary approvals to manufacture and market the Research Lead Compounds and/or Licensed Products, (d) the status of pre- launch marketing plans, and (e) a summary of all activities relating to (sub)licensees employing respective Research Results. In addition, each party shall provide the other party with written notice of all regulatory filings and submissions regarding the Research Lead Compounds and/or Licensed Products prior to the date of such filings and submissions, and with written notice of all approvals obtained promptly after obtaining such approvals.

        6.6 Manufacturing. ONO shall at its own responsibility and expense have the right to manufacture or have manufactured all its required quantities of drug substance contained in the Licensed Product for use in the ONO Territory. The parties hereto shall cooperate in, and exchange information regarding, the reduction of the manufacturing costs of such drug substance. each party shall transfer to the other copies of manufacturing data relating to such drug substance as soon as they become available. Upon request of either party, both parties agree to negotiate in good faith and reach an agreement as to which party will manufacture and supply such drug substance, as well as to establish commercially reasonable terms for such manufacture and supply.


                                    ARTICLE 7

                         ROYALTY REPORTS AND ACCOUNTING

        7.1 Reports, Exchange Rates. During the term of this Agreement following the First Commercial Sale of each Licensed Product, each party, its Affiliates or (sub)licensees shall furnish to the other a quarterly written report by forty-five (45) days following the end of each fiscal quarter of each calendar year showing in reasonably specific detail with regard to each Licensed Product, on a country by country basis, (a) the invoiced prices to its customers, the gross sales and the Net Sales in quantity and value, sold by each party, its Affiliates and its (sub)licensees in its own Territory during the reporting period ; (b) in ONO's case, the royalties payable in United States dollars which shall have accrued hereunder based upon Net Sales of each Licensed Products sold by ONO in the ONO Territory or in TREGA's case, the royalties payable in Japanese Yen which shall have accrued hereunder based upon Net Sales of each Licensed Products sold by TREGA in the TREGA Territory; (c) the withholding taxes, if any, required by law to be deducted in respect of such sales; (d) the date of the First Commercial Sales of each Licensed Product in each country during the reporting period; and (e) the exchange rates used in determining the amount of United States dollars in ONO's case and the amount of Japanese Yen in TREGA's case. The exchange rates shall be the rate used for the remittance of the royalty payment hereunder. Notwithstanding the foregoing, TREGA acknowledges that ONO's fiscal term is semi-annual basis and any royalty payments for the Net Sales of the first and third quarters are tentative and are calculated based the conditions used for the previous quarter. If any over- or underpayments are identified in the calculation of the royalty using the conditions of such current term at the end of ONO's official semi-annual term (the second and forth ONO's fiscal quarter), then such over- or underpayments shall de deducted or added respectively from the royalty payments of the second or forth ONO's fiscal quarter.

        7.2 Audits.

        7.2.1 ONO and TREGA shall keep and maintain complete, accurate and proper books and records as necessary to determine accurately the gross sales, Net Sales and the royalty payable to the other party hereunder, for a period of five (5) years following the date on which such royalties are reported and paid hereunder. Upon the written request of a royalty recipient hereunder and not more than once in each calendar year, a royalty payer hereunder shall permit an independent certified public accounting firm of internationally recognized standing, selected by the royalty recipient and reasonably acceptable to the royalty payer, to have access during normal business hours to such of the records of the royalty payer as may be reasonably necessary to verify the accuracy of the royalty reports hereunder. The accounting firm shall disclose to the royalty recipient only whether the royalty reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

        7.2.2 If such accounting firm concludes that additional royalties were owed during such period, the royalty payer shall pay the additional royalties within thirty (30) days of the date the royalty recipient delivers to the royalty payer such accounting firm's written report so concluding, provided, however, that the royalty recipient shall no event be entitled to claim underpayment of the royalty payer of more than retrospective five (5) years from the original due date of such payment. The fees charged by such accounting firm shall be paid by the royalty recipient; provided, however, if the audit discloses that the royalties payable for the audited period are more than one hundred and ten percent (110%) of the royalties actually paid for such period, then the royalty payer shall pay the reasonable fees and expenses charged by such accounting firm. If the overpayments are identified by such accounting firm, an amount equivalent to such overpayments shall be deducted from the following royalty payment owed by the royalty payer.

        7.3 Confidential Financial Information. The parties shall treat all financial information subject to review under this Article 7 as confidential, and shall cause its accounting firm to retain all such financial information in confidence.


                                    ARTICLE 8

                                    PAYMENTS

        8.1 Payment Terms. Royalties shown to have accrued by each royalty report provided for under Article 7 of this Agreement shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

        8.2 Payment Method. Except as provided in this Section 8.2, all payments under this Agreement shall be paid in United States dollars to TREGA and in Japanese Yen to ONO by bank wire transfer in immediately available funds to such account as designated by the recipient before such payment is due. Upon such election by a recipient made in writing not less than thirty (30) days prior to any payment date, the payer shall pay all royalties owing to the recipient hereunder in the currency in which such royalties accrued, without conversion into United States dollars or into Japanese Yen.

        8.3 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where a Licensed Product is sold, payment shall be made through such lawful means or methods as the recipient reasonably shall determine.

        8.4 Taxes. Other than (a) taxes imposed by the recipient's jurisdiction on the recipient's income and (b) taxes imposed solely by reason of a recipient having a permanent establishment in any other country or a recipient otherwise being subject to taxation by such country (except solely by reason of the licenses granted under this Agreement), any tax paid or required to be withheld by a payer on an account of royalties payable to the other party shall be deducted from the amount of royalties otherwise due. Such payer shall provide the other party with proof of any taxes withheld and paid by such payer for the purpose of avoiding double taxation.

        8.5 Late Payments. Unless otherwise provided in this Agreement, a payer shall pay interest to the recipient hereunder on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement, at a rate per annum equal to the lesser of the prime rate of interest as reported by Bank of America NT&SA in San Francisco, California, from time to time in case that ONO is a payer, and by the Tokai Bank, Ltd. in Osaka, Japan for TREGA royalty payments from time to time in case TREGA is a payer, plus two percent (2%), or the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent.


                                    ARTICLE 9

                                 CONFIDENTIALITY

        9.1 Confidential Information. During the term of this Agreement, and for a period of ten (10) years following the expiration or earlier termination hereof, each party shall maintain in confidence all information of the other party disclosed by the other party and identified as, or acknowledged to be, confidential (the "Confidential Information"), and shall not use, disclose or grant the use of the Confidential Information except for the sole purpose of using the Confidential Information to perform its rights and obligations hereof and further except on a need-to-know basis to those directors, officers, Affiliates, employees, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. The foregoing shall not obligate the parties to seek confidentiality agreements with its directors, officers, Affiliates, employees, consultants, clinical investigators, or contractors for a term extending beyond five (5) years. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement.

        9.2 Permitted Disclosures. The confidentiality obligations contained in
Section 9.1 above shall not apply to the extent that (a) any receiving party (the "Recipient") is required (i) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or
(ii)
to disclose information to any governmental agency for purposes of obtaining approval to test or market any Licensed Product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party; or (iv) the disclosed information was independently developed by the Recipient without access to or use of such information.

        9.3 Terms of this Agreement. TREGA and ONO shall not disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party, except as required by applicable law or to Persons with whom ONO or TREGA has entered into or proposes to enter into a business relationship, provided that such Persons shall enter into a confidentiality agreement with, or otherwise owe a duty of confidentiality to TREGA or ONO, as applicable. Notwithstanding the foregoing, prior to execution of this Agreement, ONO and TREGA shall agree upon the substance of information that can be used to describe the terms of this transaction, and ONO and TREGA may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

        9.4 Public Announcement. Except for announcements as required by law, order or regulation of a governmental agency or a court of competent jurisdiction, no other announcement, public release or notice of any kind may be issued without the express written consent of both parties, which consent shall not be unreasonably held, provided, however, the parties shall prepare a joint press release announcing the transaction set forth in this Agreement to be issued promptly upon execution and delivery hereof.


                                   ARTICLE 10

                             INVENTIONS AND PATENTS

        10.1 Ownership of Inventions. The entire right and title in and to any and all compounds contained within or derived from the ONO Libraries, whether modified, derivatized or optimized, and uses of such compounds related to the Research Work under this Agreement ("ONO Inventions"), and any patent applications, patents or other intellectual property rights based thereon, shall be owned solely by ONO. The entire right and title in and to any and all compounds contained within or derived from the TREGA Libraries, whether modified, derivatized or optimized, and uses of such compounds related to the Research Work under this Agreement ("TREGA Inventions"), and any patent applications, patents or other intellectual property rights based thereon, shall be owned solely by TREGA. The entire right and title in all inventions, discoveries and other technology including but not limited to uses, pharmaceutical preparations or process thereof except for ONO and/or TREGA Inventions as set forth in this Section 10.1 above, whether or not patentable, and any patent applications, patents or other intellectual property rights based thereon, conceived or reduced to practice during the Research Period and the Development Period and arising as a result of the Research Work and the ONO research and development work (collectively the "Improvements") (a) solely by employees or others acting solely on behalf of TREGA or its Affiliates shall be owned solely by TREGA (the "TREGA Improvements"), (b) solely by employees or others acting solely on behalf of ONO or its Affiliates shall be owned solely by ONO (the "ONO Improvements"), and (c) jointly by employees or others acting on behalf of TREGA and by employees or others acting on behalf of ONO, or their respective Affiliates, shall be owned jointly by TREGA and ONO (the "Joint Improvements"). Each party promptly shall disclose to the other party the conception or reduction to practice of Improvements by employees or others acting on behalf of such party without prejudice to each party's right to prepare patent applications related to each party's Inventions and/or Improvements prior to such disclosure provided in Section 10.2 below. TREGA and ONO each hereby represents that all employees and Persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to it, or as it shall direct, all Inventions or Improvements made or developed by such employees or Persons.

        10.2 Patent Prosecution and Maintenance.

        10.2.1 TREGA shall have the right, in its sole discretion and at its sole expense, to control the preparation, filing, prosecution and maintenance of all TREGA Patent Rights. TREGA shall be primarily responsible for filing, prosecuting and maintaining the TREGA Valid Patent Claim which covers the Research Lead Compounds and/or the Licensed Products under active development and/or marketing in the ONO Territory, which is necessary to make, have made, use and/or sell such Licensed Product in the ONO Territory and which would infringe but the license granted in this Agreement. If TREGA elects not to file a patent application or decides to abandon any pending application or issued patent in any country in the ONO Territory which claims or pertains to a Research Lead Compound, it shall provide reasonable notice to ONO and give ONO the opportunity to file, prosecute or maintain such application or patent at its own expense.

        10.2.2 ONO shall have the right, in its sole discretion and at its sole expense, to control the preparation, filing, prosecution and maintenance of all ONO Patent Rights. ONO shall be primarily responsible for filing, prosecuting and maintaining the ONO Valid Patent Claim which covers the Research Lead Compounds and/or the Licensed Products under active development and/or marketing in the TREGA Territory, which is necessary to make, have made, use and/or sell such Licensed Product in the TREGA Territory and which would infringe but the license granted in this Agreement. If ONO elects not to file a patent application or decides to abandon any pending application or issued patent in any country in the TREGA Territory which claims or pertains to a Research Lead Compound, it shall provide reasonable notice to TREGA and give TREGA the opportunity to file, prosecute or maintain such application or patent at its own expense.

        10.2.3 TREGA shall control the preparation, filing, prosecution and maintenance of all patents and patent applications which claim the Joint Improvements, and the parties shall share equally in the costs thereof. If either party elects not to share such costs then such party shall transfer all rights, title and interest of such patents and patent applications to the other party, in which case such other party shall be entitled to take the responsibility of the preparation, filing, prosecution and maintenance of such patents and patent applications at its own name and expenses.

        10.2.4 In the case of each patent application which claims a Research Lead Compound, each party's Invention or Improvements or a Joint Improvement, the controlling party shall use its good faith efforts to provide the other party with an opportunity to review and comment on the text of each patent application and selection of countries to file such application in such other party's Territory before filing, and shall supply the other party with a copy of such patent application as filed, together with notice of its filing date and serial number.

        10.2.5 Each party shall cooperate with the other party, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all applications and patents described in this Section 10.2.

        10.3 Enforcement of Patent Rights.

        10.3.1 The party (the "Patent Party") with the right to control the maintenance of the patents described in Section 10.2 above shall have the primary responsibility for the appropriate course of action to take (or refrain from taking) appropriate action i) to enforce such patents, ii) to abate the infringement thereof or iii) to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to such patents if a claim or proceedings are brought against the other party alleging that the use, development, manufacturing or sale of the Licensed Product in such other party's Territory infringes any Third Party's patents or patent applications or if such patents are infringed by any Third Party, and shall consider, in good faith, the interests of the other party in so doing, provided, however, that in the event the Patent Party does not so desire, then it shall provide reasonable notice to the other party and such other party shall have the right to succeed such responsibility at its own expense, provided further that the provision of this
Section 10.3.1 shall be subject to the other party's appropriate notification to the Patent Party of such infringement or such claim or proceeding brought by a Third Party, and to entrusting the Patent Party's actions in compliance with the provisions of Section 10.3.3 below.

        10.3.2 In the case of each patent described in Section 10.2.1, 10.2.2 or
10.2.3 above which claims the Research Lead Compounds or each party's Inventions or Improvements or Joint Improvements, if the Patent Party does not, within six
(6) months of receipt of notice from the other party of any infringement or any claim or proceedings brought by a Third Party within its Territory, abate the infringement, file suit to enforce such patent against at least one infringing party or take appropriate actions against such claim or proceedings, the other party shall have the right to take whatever action it deems appropriate to enforce such patent.

        10.3.3 The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party within its Territory without the prior written consent of the other party. All moneys or awards recovered upon the final judgment or settlement of any such suit in each Territory shall be retained by the controlling party, except with regard to Joint Improvements, in which case any moneys or awards shall be split between the parties in accordance with their expenses incurred in undertaking enforcement action.

               10.3.4 Notwithstanding the foregoing, TREGA and ONO shall fully cooperate with each other in the planning and execution of any action to enforce the patents described in Sections 10.2.1, 10.2.2 and 10.2.3 above which claim the Research Lead Compounds or each party's Inventions or Improvements or Joint Improvements.

        10.4 No Other Technology Rights. Except as otherwise provided in this Agreement, under no circumstances shall a party, as a result of this Agreement, obtain any ownership interest or other right in any technology, know-how, patents, pending patent applications, patent or invention disclosures, products, libraries, vaccines, antibodies, cell lines or cultures, or animals of the other party, including items owned, controlled or developed by the other, or transferred by the other to such party at any time pursuant to this Agreement. It is understood and agreed by the parties that this Agreement does not grant to either party any license or other right in basic technology of the other party except to the extent set forth herein or necessary to enable the parties to carry out their respective obligations hereunder.

                                                CONFIDENTIAL TREATMENT REQUESTED


        10.5 Third Party License. In the event that the use, development, manufacturing or sale of a Licensed Product by the other party in such other party's Territory infringes any Third Party's patents or patent applications and such other party is required to acquire a license from such Third Party to continue such use, development, manufacturing or sale of the Licensed Product without further infringing such Third Party's patents or patent applications, then the royalty rate to the Patent Party herein shall be reduced by the royalty rate to be required to acquire such license from such Third Party as long as necessary, provided, however, that in any case the effective royalty rate to the Patent Party shall not be less than [CONFIDENTIAL TREATMENT REQUESTED] of the rate stated herein.


                                   ARTICLE 11

                              TERM AND TERMINATION

        11.1 Expiration. Unless terminated earlier pursuant to Section 11.2 below, the term of this Agreement shall expire on the expiration of the parties' obligations to pay royalties under this Agreement. The parties' obligations to pay royalties under this agreement shall expire on a country by country basis.

        11.2 Termination for Cause.

        11.2.1 A party may terminate this Agreement upon or after the breach of any material provision of this Agreement, if the breaching party has not cured such breach within ninety (90) days after written notice thereof from the other party. The licenses granted hereunder to the non-breaching party shall survive a termination of this Agreement under this Section 11.2.1 and shall remain in full force and effect, so long as such non-breaching party so desires and shall continue to comply with its obligations under this Agreement to the breaching party in respect of such licenses (including without limitation, any reporting, payment, funding, development, commercialization, or royalty obligations) as if this Agreement had not been terminated.

        11.2.2 In the event that ONO reasonably determines that TREGA fails to perform the Research Work set forth on Exhibit A or to achieve "[CONFIDENTIAL TREATMENT REQUESTED] Benchmarks" required to be done during the initial [CONFIDENTIAL TREATMENT REQUESTED] of the Research Period hereunder, ONO shall be entitled to terminate this Agreement by delivering written notice of such termination to TREGA in lieu of prompt payment of the amount required pursuant to Section 4.1.1(c) herein. In order to be effective such notice shall be delivered no later than the time required for such payment. Such notice shall terminate all licenses granted hereunder, and neither party hereto shall have any obligation to the other as a result of such termination.

        11.2.3 This Agreement shall be terminated without further action by the parties if ONO decides not to commence GLP pre-clinical studies with any of the Research Lead Compounds pursuant to Section
6.1.1 of this Agreement. Such decision shall not affect any obligation of ONO to make a payment hereunder which may have accrued prior to such decision.

        11.2.4 ONO may terminate this Agreement after the Research Period, if further development of a Research Lead compound and/or Licensed Product is not justified due to ONO's reasonable determination that efficacy, safety, medical, or scientific profile of, or the effectiveness of either party's Patent Rights specifically related to, such Research Lead Compound and/or Licensed Product, or substantial changes of economic factors prevents ONO from continuation of such development, filing an NDA or obtaining an approval thereof in the ONO Territory.

        11.3 Effect of Expiration and Termination. Without prejudice to the provision of Section 11.2.2 above, expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Upon expiration of this Agreement under Section 11.1 above, the licenses granted to ONO and/or TREGA under Article 5 shall survive and thereafter shall be irrevocable without being required to pay any additional consideration to the other party hereto. The provisions of Articles 9, 10 and 12 shall survive the expiration or termination of this Agreement.


                                   ARTICLE 12

                                    INDEMNITY

        12.1 Direct Indemnity. Each party shall indemnify and hold the other party, its Affiliates, directors, officers, employees, agents, licensors, and stockholders harmless and hereby forever releases and discharges the other party, its Affiliates, directors, officers, employees, agents, licensors, and stockholders from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) that the other party, its Affiliates, directors, officers, employees, agents and stockholders may suffer or incur as a result of any claims, demands, actions or other proceedings made or instituted by a Third Party against any of them arising out of or relating to
(a) any breach by the indemnifying party of its obligations under this Agreement, or (b) the negligence, recklessness or intentional acts or omissions in connection with the work performed by or on behalf of the indemnifying party hereunder.

        12.2 Other Indemnity. Subject to the provision of Section 12.1 above, each party shall indemnify and hold the other party, its Affiliates, directors, officers, employees, agents and stockholders harmless and hereby forever releases and discharges the other party, its Affiliates, directors, officers, employees, agents and stockholders from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) that the other party, its Affiliates, directors, officers, employees, agents and stockholders may suffer or incur as a result of any claims, demands, actions or other proceedings made or instituted by a Third Party against any of them arising out of or relating to (a) the use by or on behalf of the indemnifying party, its Affiliates or (sub)licensees of the indemnifying party's Research Results, or (b) the research, development, manufacture, storage, use, consumption, sale or advertisement of the indemnifying party's Licensed Product developed or commercialized by or on behalf of the indemnifying party, its Affiliates or (sub)licensees in its Territory.

        12.3 Procedure. A party (the "Indemnitee") that intends to claim indemnification under this Article 12 shall promptly notify the other party (the "Indemnitor") of any claim, demand, action or other proceedings for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this Article 12 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Article 12, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to the Indemnitee otherwise than under this Article 12. The Indemnitor may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the Indemnitee without the express written consent of the Indemnitee. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

        12.4 Insurance.

        ONO and TREGA each shall maintain, through self insurance or otherwise, insurance with respect to the research, development, manufacture and sales of the Licensed Products by ONO or TREGA, as the case may be, in such amount as ONO or TREGA, respectively, customarily maintains covering its similar activities. TREGA and ONO, as applicable, shall maintain such insurance for so long as each continues to conduct such research, development, manufacture or sales, and thereafter for so long as TREGA and ONO, as applicable, each customarily maintains insurance for itself covering its similar activities.


                                   ARTICLE 13

                                  FORCE MAJEURE

        Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any terms of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.


                                   ARTICLE 14

                                   ASSIGNMENT

        This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred to any Third Party by either party without the consent of the other party; provided, however, that either TREGA or ONO may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume all rights and obligations of its assignor under this Agreement.



                                   ARTICLE 15

                                  SEVERABILITY

        Each party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

                                   ARTICLE 16

                               DISPUTE RESOLUTION

               In case of any disputes arising between the parties hereto or arising out of the performance of the obligations of either party hereunder, both parties shall endeavor to settle such disputes amicably between themselves. If the parties fail to resolve such disputes, then such disputes shall be finally resolved by arbitration. Any arbitration hereunder shall be conducted by a panel of three (3) arbitrators under the UNCITRAL Arbitration Rules. In the event that the arbitrators are not appointed (or replaced) under such Rules, then the appointing authority shall be the Court of Arbitration of the International Chamber of Commerce. The language of the arbitration shall be English. Any arbitrator may be of any nationality and need not be a lawyer or hold any other professional status or membership, provided, however, that the third presiding arbitrator selected pursuant to the UNCITRAL Arbitration Rules shall be of neither American nor Japanese citizenship or residency and shall be a lawyer. The award of such arbitration panel shall be in writing, shall state the reasons for the award, and shall be final and binding upon the parties. Any such arbitration shall be held in San Diego, California, the United States or any other mutually agreed location if the arbitration is demanded by ONO, and in Osaka, Japan if the arbitration is demanded by TREGA, or any other mutually agreed location.


                                   ARTICLE 17

                                  MISCELLANEOUS

        17.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, first class mail or courier), first class mail or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addresser and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

        If to TREGA:         TREGA Biosciences, Inc.
                             3550 General Atomics Court
                             San Diego, California 92121
                             U.S.A.

                             Attention: President
                             Facsimile No. (619) 455-2544

        with a copy to:      Pillsbury Madison and Sutro LLP
                             235 Montgomery Street, 15th Floor
                             San Francisco, California 94104
                             U.S.A.
                             Attention: Thomas E. Sparks, Jr.

        If to ONO:           ONO Pharmaceutical Co., Ltd.
                             1-5 Doshomachi, 2-chome
                             Chuo-ku, Osaka 541
                             Japan
                             Attention: Director of Research
                                        Headquarters
                             Facsimile No. +81 6 222 2381

        17.2 Applicable Law and Language. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof. The English language shall be the official language of this Agreement and all notices and reports which may be delivered hereunder.

        17.3 Compliance with Applicable Laws. Each party, its Affiliates and
(sub)licensees shall use reasonable efforts to comply with all applicable laws, regulations and governmental orders in connection with their respective activities related to this Agreement, including without limitation the research, development, manufacture, use and sale of the Research Lead Compounds and/or the Licensed Products. Without limiting the foregoing, each party, its Affiliates and (sub)licensees shall use reasonable efforts to observe and comply with all applicable United States, Japanese and foreign laws with respect to the transfer of items and related technical data to foreign countries, including without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

        17.4 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement. This Agreement may be amended, or any terms hereof modified, only by a written instrument duly executed by both parties.

        17.5 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

        17.6 Independent Contractors. It is expressly agreed that TREGA and ONO shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither TREGA nor ONO shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.

        17.7 Waiver. The waiver by either party of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

        17.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ONO PHARMACEUTICAL CO., LTD.                    TREGA BIOSCIENCES, INC.



By:/s/ Toshio Ueno                          By:/s/ Robert S. Whitehead
   ------------------------------              ------------------------------
   Toshio Ueno                                     Robert S. Whitehead

Title: President                            Title: President & CEO
       --------------------------                  --------------------------

                                                CONFIDENTIAL TREATMENT REQUESTED


                                    Exhibit A
                                  Research Plan

Overview:

        The objective of the [CONFIDENTIAL TREATMENT REQUESTED]-year Trega/Ono research plan (the "Plan") is to identify promising compounds, which will be predicted to be useful for the treatment for human disease by modulating the production of [CONFIDENTIAL TREATMENT REQUESTED] by specific or highly selective binding to the melanocortin receptor-l ("MC-1R"). Trega Biosciences, Inc. ("Trega") shall endeavor to identify such compounds by using its available technologies which are in its possession at applicable times under the Plan, such as combinatorial chemistry, high throughput screening systems, in vitro and in vivo screening systems and technologies relating to melanocortin receptors ("MCRs"). Such promising compounds, when orally given to animals, should be non-peptidic low molecular weight molecules which show biological advantages of sufficient potency and safety so that clinical benefits can be predicted. All words herein beginning with capital letters which are not specifically defined herein shall have the same meanings as set forth in the Research and Development Agreement to which this Plan is attached as Exhibit A (the "Research Agreement"). In the event that there exists any conflict between the terms of the Research Agreement and this Plan, the Research Agreement shall govern.

        As necessary technologies for the success of the Plan within [CONFIDENTIAL TREATMENT REQUESTED] years after initiation, Trega is in the possession of combinatorial libraries consisting of over [CONFIDENTIAL TREATMENT REQUESTED] representing [CONFIDENTIAL TREATMENT REQUESTED] structural templates, and libraries of over [CONFIDENTIAL TREATMENT REQUESTED] single compounds. Additional low molecular weight compounds which are released prior to the first anniversary of the Effective Date of the Agreement shall be added to the libraries. In addition,while under no affirmative obligation to screen libraries of compounds which are released more than one year after the Effective Date of the Agreement, in the event any such screening during the Research period results in the identification of a compound with characteristics preferable over compounds meeting [CONFIDENTIAL TREATMENT REQUESTED] Benchmarks, Trega shall present such compounds to the Management Committee for discussion about the possible development of such compounds.

        In order to screen these compounds, Trega is in the possession of cell lines in which each line expresses one of the [CONFIDENTIAL TREATMENT REQUESTED]. Trega is also in possession of various in vitro and in vivo screening systems which have been utilized for testing [CONFIDENTIAL TREATMENT REQUESTED].

Rationale:

                       [CONFIDENTIAL TREATMENT REQUESTED]

                                                CONFIDENTIAL TREATMENT REQUESTED


Research Phase:

        The Research Phase will consist of two major phases. The first phase is the [CONFIDENTIAL TREATMENT REQUESTED]. The second phase will consist of [CONFIDENTIAL TREATMENT REQUESTED]. For any specific candidate, the second phase should be initiated as soon as possible following selection of a promising chemical lead compound. The steps and research schedule are outlined in the attached flowchart and table. TREGA shall not screen libraries for ONO or deliver compounds therefrom or any other items to ONO which would subject ONO to any obligations other than those set forth in the Agreement without express written consent of ONO.

        The identification of chemical lead compounds shall be [CONFIDENTIAL TREATMENT REQUESTED] and Preclinical Lead Compounds shall be [CONFIDENTIAL TREATMENT REQUESTED].


[CONFIDENTIAL TREATMENT REQUESTED] FOR THE IDENTIFICATION OF CHEMICAL LEAD COMPOUNDS.

1.      Screening of combinatorial libraries: identification of hits

        Ono Libraries and Trega Libraries which are now in the possession of Trega and which will be prepared by Trega initially will be screened for binding to MC-1R. [CONFIDENTIAL TREATMENT REQUESTED] All nonpeptidic small molecule Trega Libraries which are in the possession of and released by Trega before the first anniversary of the Effective Date of the Agreement, as to which Trega has the right to grant licenses, will be screened in this assay. Ono may also submit Ono Libraries which, upon acceptance by Trega, will also be screened for binding to MC-1R pursuant to the terms of the Research Agreement.

2.      Confirmation and Deconvolution:

        Single compounds and Trega Library pools which exhibit significant binding to MC-lR and designated as hit compounds ("Hit Compounds") or hit pools ("Hit Pools"), respectively, will be subjected to confirmatory assays. Such Hit Compounds and Hit Pools

                                                CONFIDENTIAL TREATMENT REQUESTED


will be selected by Trega and the results of such selection shall be reported to Ono promptly. [CONFIDENTIAL TREATMENT REQUESTED]. Trega Libraries consist of mixtures of variable numbers of related compounds. [CONFIDENTIAL TREATMENT REQUESTED]. The pools which show significant activity of displacing [CONFIDENTIAL TREATMENT REQUESTED] will be subjected to a confirmatory assay followed by deconvolution in order to identify active single compounds. Individual compounds will be screened [CONFIDENTIAL TREATMENT REQUESTED]. A compound with significant displacement activity [CONFIDENTIAL TREATMENT REQUESTED] assay.

        Iterative deconvolution is a process by which the compounds in the pool are prepared as a number of subpools containing correspondingly fewer compounds than were present in the original mixture. The active subpools are identified and further deconvolution is carried out until individual compounds are prepared.

        During the primary screening process, Hit Pools and Hit Compounds will also be tested for MCR selectivity. This will [CONFIDENTIAL TREATMENT REQUESTED] to license and which are or will be in the possession of Trega before the first anniversary of the Effective Date of the Agreement.

3.      Functional Assays:

        The promising individual compounds [CONFIDENTIAL TREATMENT REQUESTED] will be selected by Trega for further functional assays and the results of such selection shall be reported to Ono promptly.

        Activation of melanocortin receptors in cells leads to the [CONFIDENTIAL TREATMENT REQUESTED]. The primary functional screen will consist of determining the [CONFIDENTIAL TREATMENT REQUESTED]. It is also possible to assess the activation of MC-1R in these cells by detecting [CONFIDENTIAL TREATMENT REQUESTED].

        Functional activation of human MC-1R may also be assessed by determining the ability of compounds to [CONFIDENTIAL TREATMENT REQUESTED]. Functional activity at [CONFIDENTIAL TREATMENT REQUESTED] may be similarly assessed.

        Compounds which exhibit functional activity [CONFIDENTIAL TREATMENT REQUESTED] in the above assays will be tested [CONFIDENTIAL TREATMENT REQUESTED]. The primary in vivo assay will be an assessment of the ability of such compounds [CONFIDENTIAL TREATMENT REQUESTED] and to enhance [CONFIDENTIAL TREATMENT REQUESTED].

                                                CONFIDENTIAL TREATMENT REQUESTED


Experimental protocols for such assays will be discussed at the Management Committee and will be utilized by mutual agreement between the parties. [CONFIDENTIAL TREATMENT REQUESTED].

4.      Analogs and Directed Libraries for Structure-Activity Relationships
(SAR):

        Compounds with promising functional properties will be selected by Trega for [CONFIDENTIAL TREATMENT REQUESTED] and the results of such selection shall be reported to Ono promptly. The goal of these efforts will be [CONFIDENTIAL TREATMENT REQUESTED] to assess progress toward this goal. Trega chemistry efforts may include [CONFIDENTIAL TREATMENT REQUESTED]. More traditional [CONFIDENTIAL TREATMENT REQUESTED].

        Molecules with the following properties are desirable as chemical lead compounds:

        1.     [CONFIDENTIAL TREATMENT REQUESTED].

        2.     [CONFIDENTIAL TREATMENT REQUESTED].

        3.     [CONFIDENTIAL TREATMENT REQUESTED].

        4.     [CONFIDENTIAL TREATMENT REQUESTED].

5.      Chemical Lead Compounds.

        Compounds which are found promising in [CONFIDENTIAL TREATMENT REQUESTED] including [CONFIDENTIAL TREATMENT REQUESTED], shall be designated as chemical lead compounds upon the confirmation of [CONFIDENTIAL TREATMENT REQUESTED]. Following the designation of such compounds by mutual agreement between the parties, medicinal chemistry optimization and preclinical characterization efforts will be undertaken by conducting the following work product steps. The identification of the chemical lead compounds shall be completed within [CONFIDENTIAL TREATMENT REQUESTED].

[CONFIDENTIAL TREATMENT REQUESTED] FOR THE IDENTIFICATION OF PRECLINICAL LEAD COMPOUND CANDIDATES.

6.      Medicinal Chemistry Optimization:

                                                CONFIDENTIAL TREATMENT REQUESTED


        Medicinal chemistry efforts for SAR determination will continue on chemical lead compounds as described in step 4. In order to guide the optimization process, Trega will use [CONFIDENTIAL TREATMENT REQUESTED]. The goal of these medicinal chemistry efforts will be to continue to improve [CONFIDENTIAL TREATMENT REQUESTED]. Trega will conduct all necessary and appropriate efforts for this purpose.

7.      Profiling Assays

        Medicinal chemistry efforts in step 6 will also be guided by [CONFIDENTIAL TREATMENT REQUESTED] biological activities and pharmacological properties of chemical lead compounds [CONFIDENTIAL TREATMENT REQUESTED]. In addition to the functional assays described in step 3, profiling assays will include an [CONFIDENTIAL TREATMENT REQUESTED] subject to Trega's capabilities. Examples of [CONFIDENTIAL TREATMENT REQUESTED] assays which may be used in this process [CONFIDENTIAL TREATMENT REQUESTED].

8.      Animal Models:

        In the final stage of medicinal chemistry efforts, compounds with the most promising properties will be tested in at least one animal model of acute inflammatory disease in order to select Preclinical Lead Compounds. The specific animal model(s) chosen for this process and the number of compounds to be tested will be determined by the Management Committee.

        Acute Anti-inflammatory Models:

               - [CONFIDENTIAL TREATMENT REQUESTED]
               - [CONFIDENTIAL TREATMENT REQUESTED]
               - [CONFIDENTIAL TREATMENT REQUESTED]
               - [CONFIDENTIAL TREATMENT REQUESTED]
               - [CONFIDENTIAL TREATMENT REQUESTED]

        No later than [CONFIDENTIAL TREATMENT REQUESTED] after the initiation of the Plan, the Management Committee will choose the number and type of acute and/or chronic disease models for testing efficacy of compounds with the most promising properties and will discuss the experimental protocols for the chosen models. [CONFIDENTIAL TREATMENT REQUESTED].

9.      Preliminary Non-GLP Safety:

        Preliminary non-GLP safety studies will be completed on those potential Preclinical Lead Compound Candidates selected by the Management Committee.

                                                CONFIDENTIAL TREATMENT REQUESTED


        Potential Preclinical Lead Compound Candidates will be subjected to studies in order to assess their safety. Safety studies and protocols will be determined by the Management Committee.

10.     Preclinical Lead Compound Candidates:

        The following properties are desirable for the Preclinical Lead Compound
Candidates:

        1.     [CONFIDENTIAL TREATMENT REQUESTED]

        2.     [CONFIDENTIAL TREATMENT REQUESTED]

        3.     [CONFIDENTIAL TREATMENT REQUESTED]

        4.     [CONFIDENTIAL TREATMENT REQUESTED]

        5.     [CONFIDENTIAL TREATMENT REQUESTED]

        6.     [CONFIDENTIAL TREATMENT REQUESTED]

        7.     [CONFIDENTIAL TREATMENT REQUESTED]

        8.     [CONFIDENTIAL TREATMENT REQUESTED]

        Ono will chose among Preclinical Lead Compound Candidates possessing the above profile for further evaluation by Ono using necessary studies in order to select Preclinical Lead Compounds which will be the subject of preclinical development.

Benchmarks

        In summary the overall objective of the Research Phase is the identification of potential Preclinical Lead Compound Candidates.

[CONFIDENTIAL TREATMENT REQUESTED] Benchmarks for identification of chemical lead compounds:

1.      [CONFIDENTIAL TREATMENT REQUESTED]

                                                CONFIDENTIAL TREATMENT REQUESTED


2.      [CONFIDENTIAL TREATMENT REQUESTED]

3.      [CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED] Benchmarks for identification of Preclinical Lead Compound Candidates:

1.      [CONFIDENTIAL TREATMENT REQUESTED]

2.      [CONFIDENTIAL TREATMENT REQUESTED]

3.      [CONFIDENTIAL TREATMENT REQUESTED]

                                                CONFIDENTIAL TREATMENT REQUESTED



                                  Research Plan
                                   Flow Chart

                        ----------------------
Lead Discovery             Primary Screen
                         [CONFIDENTIAL
                         TREATMENT REQUESTED]
                        ----------------------

                        --------------------
                            Confirmation
                        [CONFIDENTIAL
                        TREATMENT REQUESTED]
                        --------------------

                        --------------------
                            Deconvolution
                        --------------------
                                                 ----------------------
                        ---------------------     [CONFIDENTIAL
                           Functional Assay       TREATMENT REQUESTED]
                        ---------------------    ----------------------

                   ------------------------------
                       Chemical Lead Compounds
                              Identified
                   ------------------------------



Lead Optimization       ----------------------       ----------------------
                          Medicinal Chemistry         [CONFIDENTIAL
---------------               Optimization            TREATMENT REQUESTED]
 [CONFIDENTIAL          ----------------------       ----------------------
 TREATMENT
 REQUESTED]             ----------------------
                         [CONFIDENTIAL
---------------          TREATMENT REQUESTED]
                        ----------------------

                     -------------------------------
                       Preliminary Safety
                     -------------------------------

                ----------------------------------------
                  Preclinical Lead Compound Candidates
                ----------------------------------------



                    ---------------------------------
                       Preclinical Lead Compounds
                    ---------------------------------

                                                CONFIDENTIAL TREATMENT REQUESTED

                                Research Schedule


-----------------------------------------------------------------------
 [CONFIDENTIAL TREATMENT REQUESTED]|[CONFIDENTIAL TREATMENT REQUESTED]
-----------------------------------------------------------------------


                       Medicinal Chemistry Efforts



                       Screening and Selection Efforts



  --------------------------------------------
   Identification of Chemical Lead Compounds
  --------------------------------------------


    - Screening of [CONFIDENTIAL TREATMENT REQUESTED]
    - Confirmation
    - Deconvolution
    - Functional Assays
    - [CONFIDENTIAL TREATMENT REQUESTED]


     --------------------------------------------------------
       Optimization of Chemical Lead Compounds
       Identification Preclinical Lead Compounds Candidates
     --------------------------------------------------------


                  - Lead Optimization
                  - [CONFIDENTIAL TREATMENT REQUESTED]
                  - Characterization Assays
                  - [CONFIDENTIAL TREATMENT REQUESTED]
                  - Preliminary Safety